Exhibit 99
Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	September 30,
	2011	2010
ASSETS
Cash and due from banks	$10,101	$3,041
Interest-bearing deposits with other financial institutions	20,802	0
Federal funds sold	0	40,833

Total cash and cash equivalents	30,903	43,874

Time deposits with other financial institutions	11,511	8,756
Securities available for sale	69,324	46,588
Securities held to maturity (market value	5,959	7,391
Other securities	997	1,008

Total investment securities	76,280	54,987

Loans	124,950	136,502
Less allowance for loan losses	(3,433)	(1,148)

Loans, Net	121,517	135,354

Premises and equipment, net	5,280	5,603
Other assets	14,357	12,218

Total assets	$259,848	$260,792

LIABILITIES
Deposits
Noninterest-bearing demand	$51,150	$42,900
Interest-bearing deposits	184,556	192,372

Total deposits	235,706	235,272

Other liabilities	4,465	4,283

Total liabilities	240,171	239,555

SHAREHOLDERS’ EQUITY
Common Stock	3,030	3,030
Surplus	19,498	19,498
Retained Earnings and Accumulated other Comprehensive Income/(Loss)	(2,851)	(1,291)

Total shareholders’ equity	19,677	21,237

Total liabilities and shareholders’ equity	$259,848	$260,792

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Nine months ended September 30,

	2011	2010	2009
INTEREST INCOME

Interest and fees on loans	$5,864	$6,567	$7,669
Interest on securities:
Taxable	784	708	1,038
Tax exempt	356	398	391
Other interest income	160	179	178

Total interest income	7,164	7,852	9,276

INTEREST EXPENSE ON DEPOSITS	1,148	1,640	2,789

NET INTEREST INCOME	6,016	6,212	6,487
Provision for loan losses	2,445	525	1,725

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,571	5,687	4,762

NONINTEREST INCOME

Service charges and fees	775	798	837
Net realized gains from sale of loans	130	200	352
Loan servicing fees, net of amortization	65	39	(32)
Gain on life insurance proceeds	0	189	0
Gain on the sale of investment securities	0	5	620
Other income	389	289	267

Total noninterest income	1,359	1,520	2,044

NONINTEREST EXPENSES
Salaries and benefits	2,977	2,975	3,110
Occupancy	749	743	805
FDIC insurance premiums	316	404	499
Expenses relating to ORE property	1,664	656	368
Other expenses	1,562	1,474	1,509

Total noninterest expenses	7,268	6,252	6,291

INCOME BEFORE INCOME TAXES	(2,338)	955	515
Income tax expense	(949)	96	(233)

NET INCOME	($1,389)	$859	$748

BASIC NET INCOME PER SHARE	($1.15)	$0.71	$0.62

Return on Average Assets	-0.55%	0.46%	0.38%
Return on Average Equity	-6.62%	5.49%	5.39%